Exhibit 99

Best Buy Reports First Quarter Results

Enterprise Revenue Decreased 6.3%

Domestic Comparable Online Sales Increased 155.4%

GAAP Diluted EPS of $0.61

Non-GAAP Diluted EPS of $0.67

MINNEAPOLIS, May 21, 2020 -- Best Buy Co., Inc. (NYSE: BBY) today announced results for the 13-week first quarter ended May 2, 2020 (“Q1 FY21”), as compared to the 13-week first quarter ended May 4, 2019 (“Q1 FY20”).

	Q1 FY21	Q1 FY20
Revenue ($ in millions)
Enterprise	$8,562	$9,142
Domestic segment	$7,915	$8,481
International segment	$647	$661
Enterprise comparable sales % change[1]	(5.3)%	1.1%
Domestic comparable sales % change[1]	(5.7)%	1.3%
Domestic comparable online sales % change[1]	155.4%	14.5%
International comparable sales % change[1]	0.2%	(1.2)%
Operating Income
GAAP operating income as a % of revenue	2.7%	3.7%
Non-GAAP operating income as a % of revenue	2.9%	3.8%
Diluted Earnings per Share ("EPS")
GAAP diluted EPS	$0.61	$0.98
Non-GAAP diluted EPS	$0.67	$1.02

For GAAP to non-GAAP reconciliations of the measures referred to in the above table, please refer to the attached supporting schedule.

“On behalf of all of us at Best Buy, I want to extend our sincere appreciation and gratitude to all those who are on the front lines working to keep us safe or maintain essential services, and we offer our heartfelt sympathy to all those who have lost someone to this virus or who are sick with COVID-19,” said Corie Barry, Best Buy CEO. “Our leadership team has been responding to the evolving situation with a focus on keeping our customers and our employees safe while we meet our customers’ needs.”

“In the middle of Q1, we shifted all our stores to a curbside-only operating model and were able to retain approximately 81% of last year’s sales2 during the last six weeks of the quarter, even though not a single customer set foot in our stores,” Barry continued. “The strong sales retention is a testament to the strength of our multi-channel capabilities and the strategic investments we have been making over the past several years.”

Barry continued, “The COVID-19 pandemic has changed the way we work, learn, care for ourselves and, importantly, connect with each other. Against that backdrop, our purpose has never been more relevant: to enrich lives through technology. It is because of that purpose that we were, in virtually every jurisdiction with a stay-at-home order in place, designated an essential retailer because of the products and services we offer.”

“As challenging as the current situation is, I am certain Best Buy will remain a strong, vibrant company that is well positioned to deliver on our purpose and thrive in a new and different environment. In fact, we have taken the opportunity to accelerate aspects of our strategy as this environment has quickly shifted the ways in which customers interact with retailers,” said Barry.

Barry concluded, “I want to take this moment to thank our employees, who have faced immense change with grit, determination and compassion and have helped us shape our approach to safe retailing. Many are working with customers every day, many of whom are also scared, frustrated and, occasionally, hostile in this COVID environment, to ensure they have access to the products and services they need. Others are working tirelessly to maintain a supply chain that delivers with speed and keeps our customers at home, and so many employees are making technical and operational changes every hour from their home offices. None of this is possible without their dedication, and I am truly grateful and feel lucky to be on the team with them.”

Best Buy CFO Matt Bilunas commented, “As a result of the ongoing uncertainty related to COVID-19, we suspended all FY21 financial guidance on March 21 and are not providing guidance today. Our priority has been and will continue to be the safety of our employees and customers while providing essential products and services during this time. We remain thoughtful about managing our profitability and liquidity, balancing our short-term decisions to navigate this unprecedented situation while preserving the elements of our strategy that will ensure we remain a vibrant company in the future.”

Summary of Domestic Operational Changes

Except where otherwise directed by state and local authorities, starting March 22, the company proactively shifted to a contactless curbside-only operating model for all its Domestic stores on an interim basis. This allowed the company to continue to serve customers who purchased online or via the Best Buy app and requested pickup at their local store. Additionally, on March 22, large products such as appliances were delivered where permitted and under strict safety guidelines. All in-home installations and repairs were temporarily suspended and all in-home consultations started to be conducted virtually. During this time, there were no changes in customers’ ability to transact online and have their products shipped directly to their homes.

On April 27, after implementing new safety guidelines, the company resumed valuable services like large product delivery, in-home installations and repairs in approximately 80% of U.S. ZIP codes for new orders.

At the beginning of Q2 FY21, on May 4, the company started welcoming customers back into its stores in innovative ways that follow strict social distancing practices and use proper protective equipment. Specifically, the company began offering a new consultation service to customers in store, by appointment only. The company currently has nearly 700 stores, or approximately 70%, operating this way. In addition, the company is evaluating additional changes, including expanding store hours and opening some stores beyond our current appointment-only model.

Domestic Segment Q1 FY21 Results

Domestic Revenue

Domestic revenue of $7.92 billion decreased 6.7% versus last year. The decrease was driven by a comparable sales1 decline of 5.7% and the loss of revenue from 24 permanent store closures in the past year.

The largest comparable sales growth drivers were computing and gaming. These growth drivers were more than offset by declines in home theater, mobile phones, digital imaging and services.

Domestic online revenue of $3.34 billion increased 155.4% on a comparable basis1 due to higher conversion rates and increased traffic. As a percentage of total Domestic revenue, online revenue increased to approximately 42.2% versus 15.4% last year.

Domestic Gross Profit Rate

Domestic gross profit rate was 23.0% versus 23.7% last year. The gross profit rate decrease of approximately 70 basis points was primarily driven by higher supply chain costs as a result of the increased mix of online revenue.

Domestic Selling, General and Administrative Expenses (“SG&A”)

Domestic GAAP SG&A was $1.58 billion, or 19.9% of revenue, versus $1.68 billion, or 19.8% of revenue, last year. On a non-GAAP basis, SG&A was $1.56 billion, or 19.7% of revenue, versus $1.66 billion, or 19.6% of revenue, last year. Both GAAP and non-GAAP SG&A decreased primarily due to reduced incentive compensation expense, as the company did not pay or accrue short-term incentive expense for first quarter performance. Store payroll expense was lower compared to last year when including an employee retention credit of $69 million as a result of the Federal CARES ACT. This employee retention credit is a payroll tax credit, which represented approximately 50% of qualified wages and health benefits paid to retained employees not working as a result of COVID-19.

International Segment Q1 FY21 Results

International Revenue

International revenue of $647 million decreased 2.1% versus last year. This decrease was primarily driven by the impact of approximately 320 basis points of negative foreign currency exchange rates, which was partially offset by revenue from new stores opened in Mexico in the past year.

International Gross Profit Rate

International gross profit rate was 22.3% versus 24.2% last year. The gross profit rate decrease of approximately 190 basis points was primarily due to Canada, which was largely driven by a lower mix of higher-margin services revenue and higher supply chain costs as a result of the increased mix of online revenue.

International SG&A

International SG&A was $156 million, or 24.1% of revenue, versus $158 million, or 23.9% of revenue, last year. SG&A decreased primarily due to the favorable impact of foreign exchange rates.

Income Taxes

The Q1 FY21 effective tax rate was 27.4% versus 19.8% last year. On a non-GAAP basis, the effective tax rate was 27.2% versus 20.1% last year. The higher GAAP and non-GAAP effective tax rates were primarily due to a decrease in the tax benefit from stock-based compensation.

Dividends and Share Repurchases

In Q1 FY21, the company returned a total of $203 million to shareholders through dividends of $141 million and share repurchases of $62 million.

Today, the company announced its board of directors has authorized the payment of a regular quarterly cash dividend of $0.55 per common share. The quarterly dividend is payable on July 2, 2020, to shareholders of record as of the close of business on June 11, 2020.

As previously communicated, the company suspended all share repurchases as of March 21, 2020.

Conference Call

Best Buy is scheduled to conduct an earnings conference call at 8:00 a.m. Eastern Time (7:00 a.m. Central Time) on May 21, 2020. A webcast of the call is expected to be available at www.investors.bestbuy.com,  both live and after the call.

Notes:

(1) Comparable sales include revenue from all stores that were temporarily closed or operating an enhanced curbside-only operating model in Q1 FY21 as a result of COVID-19. The method of calculating comparable sales varies across the retail industry, including the treatment of store closures as a result of COVID-19. As a result, our method of calculating comparable sales may not be the same as other retailers’ methods. For additional information on comparable sales, please see our most recent Annual Report on Form 10-K, and any subsequent Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Commission, and available at www.investors.bestbuy.com.

(2) The 81% sales retention is based on the company’s interim period data, which the company uses to monitor revenue performance on a daily or weekly interval. The sales retention estimate represents the year-over-year change compared to the same period in the prior fiscal year. Retention is based on absolute sales dollar changes and is not presented in accordance with the company’s comparable sales definition. The company’s interim sales data is unaudited and excludes quarter-end revenue accounting adjustments. Other companies may track interim period sales data using different methods and systems, and therefore, the estimated data presented here may not be comparable to any data released by other companies.

Forward-Looking and Cautionary Statements:

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, operational investments, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” “assume,” “estimate,” “expect,” “intend,” “foresee,” “project,” “guidance,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: the duration and scope of the COVID-19 pandemic and the impact on demand for our products and services, levels of consumer confidence and our supply chain; the effects and duration of steps we take in response to the pandemic, including the implementation of our interim and evolving operating model; actions governments, businesses and individuals take in response to the pandemic and their impact on economic activity and consumer spending; the pace of recovery when the COVID-19 pandemic subsides; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; competition (including from multi-channel retailers, e-commerce business, technology service providers, traditional store-based retailers, vendors and mobile network carriers), our expansion strategies, our focus on services as a strategic priority, our reliance on key vendors and mobile network carriers, our ability to attract and retain qualified employees, changes in market compensation rates, risks arising from statutory, regulatory and legal developments, macroeconomic pressures in the markets in which we operate, failure to effectively manage our costs, our reliance on our information technology systems, our ability to prevent or effectively respond to a privacy or security breach, our ability to effectively manage strategic ventures, alliances or acquisitions, our dependence on cash flows and net earnings generated during the fourth fiscal quarter, susceptibility of our products to technological advancements, product life cycle preferences and changes in consumer preferences, economic or regulatory developments that might affect our ability to provide attractive promotional financing, interruptions and other supply chain issues, catastrophic events, health crises, pandemics, our ability to maintain positive brand perception and recognition, product safety and quality concerns, changes to labor or employment laws or regulations, our ability to effectively manage our real estate portfolio, constraints in the capital markets or our vendor credit terms, changes in our credit ratings, any material disruption in our relationship with or the services of third-party vendors, risks related to our exclusive brand products and risks associated with vendors that source products outside of the U.S., including trade restrictions or changes in the costs of imports (including existing or new tariffs or duties and changes in the amount of any such tariffs or duties) and risks arising from our international activities.

A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission (“SEC”), including, but not limited to, Best Buy’s Annual Report on Form 10-K filed with the SEC on March 23, 2020. Best Buy cautions that the foregoing list of important factors is not complete, and any forward-looking statements speak only as of the date they are made, and Best Buy assumes no obligation to update any forward-looking statement that it may make.

Investor Contact:	Media Contact:
Mollie O'Brien	Carly Charlson
mollie.obrien@bestbuy.com	carly.charlson@bestbuy.com

BEST BUY CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

($ and shares in millions, except per share amounts)

(Unaudited and subject to reclassification)

Three Months Ended
May 2, 2020		May 4, 2019
Revenue	$8,562	$9,142
Cost of sales	6,597	6,973
Gross profit	1,965	2,169
Gross profit %	23.0%	23.7%
Selling, general and administrative expenses	1,735	1,835
SG&A %	20.3%	20.1%
Restructuring charges	1	-
Operating income	229	334
Operating income %	2.7%	3.7%
Other income (expense)
Investment income and other	6	14
Interest expense	(17)	(18)
Earnings before income tax expense	218	330
Income tax expense	59	65
Effective tax rate	27.4%	19.8%
Net earnings	$159	$265

Basic earnings per share	$0.61	$0.99
Diluted earnings per share	$0.61	$0.98

Weighted-average common shares outstanding
Basic	258.3	267.6
Diluted	260.4	271.5

BEST BUY CO., INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in millions)

(Unaudited and subject to reclassification)

	May 2, 2020	May 4, 2019
Assets
Current assets
Cash and cash equivalents	$3,919	$1,561
Receivables, net	749	833
Merchandise inventories	3,993	5,195
Other current assets	335	425
Total current assets	8,996	8,014
Property and equipment, net	2,291	2,334
Operating lease assets	2,631	2,708
Goodwill	986	915
Other assets	701	579
Total assets	$15,605	$14,550

Liabilities and equity
Current liabilities
Accounts payable	$4,428	$4,718
Unredeemed gift card liabilities	257	265
Deferred revenue	531	409
Accrued compensation and related expenses	213	275
Accrued liabilities	769	851
Short-term debt	1,250	-
Current portion of operating lease liabilities	683	639
Current portion of long-term debt	673	14
Total current liabilities	8,804	7,171
Long-term operating lease liabilities	2,076	2,173
Long-term liabilities	694	659
Long-term debt	621	1,193
Equity	3,410	3,354
Total liabilities and equity	$15,605	$14,550

BEST BUY CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in millions)

(Unaudited and subject to reclassification)

	Three Months Ended
	May 2, 2020	May 4, 2019
Operating activities
Net earnings	$159	$265
Adjustments to reconcile net earnings to total cash provided by operating activities:
Depreciation and amortization	207	200
Stock-based compensation	15	36
Deferred income taxes	15	13
Other, net	6	1
Changes in operating assets and liabilities:
Receivables	383	182
Merchandise inventories	1,136	207
Other assets	(12)	(14)
Accounts payable	(816)	(519)
Income taxes	31	10
Other liabilities	(297)	(379)
Total cash provided by operating activities	827	2

Investing activities
Additions to property and equipment	(178)	(193)
Other, net	(1)	1
Total cash used in investing activities	(179)	(192)

Financing activities
Repurchase of common stock	(62)	(98)
Dividends paid	(141)	(134)
Borrowings of debt	1,250	-
Other, net	2	6
Total cash provided by (used in) financing activities	1,049	(226)

Effect of exchange rate changes on cash	(18)	(1)
Increase (decrease) in cash, cash equivalents and restricted cash	1,679	(417)
Cash, cash equivalents and restricted cash at beginning of period	2,355	2,184
Cash, cash equivalents and restricted cash at end of period	$4,034	$1,767

BEST BUY CO., INC.

SEGMENT INFORMATION

($ in millions)

(Unaudited and subject to reclassification)

	Three Months Ended
Domestic Segment Results	May 2, 2020	May 4, 2019
Revenue	$7,915	$8,481
Comparable sales % change	(5.7)%	1.3%
Comparable online sales % change	155.4%	14.5%
Gross profit	$1,821	$2,009
Gross profit as a % of revenue	23.0%	23.7%
SG&A	$1,579	$1,677
SG&A as a % of revenue	19.9%	19.8%
Operating income	$241	$332
Operating income as a % of revenue	3.0%	3.9%

Domestic Segment Non-GAAP Results[1]
Gross profit	$1,821	$2,009
Gross profit as a % of revenue	23.0%	23.7%
SG&A	$1,559	$1,660
SG&A as a % of revenue	19.7%	19.6%
Operating income	$262	$349
Operating income as a % of revenue	3.3%	4.1%

	Three Months Ended
International Segment Results	May 2, 2020	May 4, 2019
Revenue	$647	$661
Comparable sales % change	0.2%	(1.2)%
Gross profit	$144	$160
Gross profit as a % of revenue	22.3%	24.2%
SG&A	$156	$158
SG&A as a % of revenue	24.1%	23.9%
Operating income (loss)	$(12)	$2
Operating income (loss) as a % of revenue	(1.9)%	0.3%

International Segment Non-GAAP Results[1]
Gross profit	$144	$160
Gross profit as a % of revenue	22.3%	24.2%
SG&A	$156	$158
SG&A as a % of revenue	24.1%	23.9%
Operating income (loss)	$(12)	$2
Operating income (loss) as a % of revenue	(1.9)%	0.3%

(1)For GAAP to non-GAAP reconciliations, please refer to the attached supporting schedule titled Reconciliation of Non-GAAP Financial Measures.

BEST BUY CO., INC.

REVENUE CATEGORY SUMMARY

(Unaudited and subject to reclassification)

	Revenue Mix		Comparable Sales
	Three Months Ended		Three Months Ended
Domestic Segment	May 2, 2020	May 4, 2019	May 2, 2020	May 4, 2019
Computing and Mobile Phones	48%	46%	0.0%	1.0%
Consumer Electronics	28%	31%	(15.7)%	0.9%
Appliances	12%	11%	(2.0)%	10.5%
Entertainment	7%	6%	9.5%	(12.7)%
Services	5%	6%	(16.1)%	6.8%
Other	-%	-%	N/A	N/A
Total	100%	100%	(5.7)%	1.3%

	Revenue Mix		Comparable Sales
	Three Months Ended		Three Months Ended
International Segment	May 2, 2020	May 4, 2019	May 2, 2020	May 4, 2019
Computing and Mobile Phones	48%	46%	4.6%	(4.0)%
Consumer Electronics	27%	31%	(12.7)%	2.5%
Appliances	9%	9%	0.1%	(2.0)%
Entertainment	9%	5%	58.0%	(14.0)%
Services	5%	7%	(19.5)%	13.4%
Other	2%	2%	1.1%	15.3%
Total	100%	100%	0.2%	(1.2)%

BEST BUY CO., INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

($ in millions, except per share amounts)

(Unaudited and subject to reclassification)

The following information provides reconciliations of the most comparable financial measures presented in accordance with accounting principles generally accepted in the U.S. (GAAP financial measures) to presented non-GAAP financial measures. The company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP financial measures. Generally, presented non-GAAP financial measures include adjustments for items such as restructuring charges, goodwill impairments, gains and losses on investments, intangible asset amortization, certain acquisition-related costs and the tax effect of all such items. In addition, certain other items may be excluded from non-GAAP financial measures when the company believes this provides greater clarity to management and investors. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for, the GAAP financial measures presented in this earnings release and the company’s financial statements and other publicly filed reports. Non-GAAP financial measures as presented herein may not be comparable to similarly titled measures used by other companies.

Three Months Ended				Three Months Ended
May 2, 2020				May 4, 2019
Domestic		International	Consolidated	Domestic	International	Consolidated
SG&A	$1,579	$156	$1,735	$1,677	$158	$1,835
% of revenue	19.9%	24.1%	20.3%	19.8%	23.9%	20.1%
Intangible asset amortization[1]	(20)	-	(20)	(17)	-	(17)
Non-GAAP SG&A	$1,559	$156	$1,715	$1,660	$158	$1,818
% of revenue	19.7%	24.1%	20.0%	19.6%	23.9%	19.9%

Operating income (loss)	$241	$(12)	$229	$332	$2	$334
% of revenue	3.0%	(1.9)%	2.7%	3.9%	0.3%	3.7%
Intangible asset amortization[1]	20	-	20	17	-	17
Restructuring charges[2]	1	-	1	-	-	-
Non-GAAP operating income (loss)	$262	$(12)	$250	$349	$2	$351
% of revenue	3.3%	(1.9)%	2.9%	4.1%	0.3%	3.8%

Effective tax rate			27.4%			19.8%
Intangible asset amortization			(0.2)%			0.3%
Non-GAAP effective tax rate			27.2%			20.1%

	Three Months Ended			Three Months Ended
	May 2, 2020			May 4, 2019
	Pretax Earnings	Net of Tax[3]	Per Share	Pretax Earnings	Net of Tax[3]	Per Share
GAAP diluted EPS			$0.61			$0.98
Intangible asset amortization[1]	$20	$15	0.06	$17	$13	0.04
Restructuring charges[2]	1	1	-	-	-	-
Non-GAAP diluted EPS			$0.67			$1.02

(1)Represents the non-cash amortization of definite-lived intangible assets associated with acquisitions, including customer relationships, tradenames and developed technology.

(2)Represents adjustments associated with U.S. retail operating model changes.

(3)The non-GAAP adjustments relate primarily to adjustments in the U.S. As such, the income tax charge is calculated using the statutory tax rate of 24.5% for all periods presented.

Return on Assets and Non-GAAP Return on Investment

The tables below provide calculations of return on assets ("ROA") (GAAP financial measure) and non-GAAP return on investment (“ROI”) (non-GAAP financial measure) for the periods presented. The company believes ROA is the most directly comparable financial measure to ROI. Non-GAAP ROI is defined as non-GAAP adjusted operating income after tax divided by average invested operating assets. All periods presented below apply this methodology consistently. The company believes non-GAAP ROI is a meaningful metric for investors to evaluate capital efficiency because it measures how key assets are deployed by adjusting operating income and total assets for the items noted below. This method of determining non-GAAP ROI may differ from other companies' methods and therefore may not be comparable to those used by other companies.

Return on Assets ("ROA")	May 2, 2020[1]	May 4, 2019[1]
Net earnings	$1,435	$1,521
Total assets	16,125	13,881
ROA	8.9%	11.0%

Non-GAAP Return on Investment ("ROI")	May 2, 2020[1]	May 4, 2019[1]
Numerator
Operating income - total operations	$1,904	$1,969
Add: Non-GAAP operating income adjustments[2]	120	68
Add: Operating lease interest[3]	112	113
Less: Income taxes[4]	(523)	(527)
Add: Depreciation	744	755
Add: Operating lease amortization[5]	667	649
Adjusted operating income after tax	$3,024	$3,027

Denominator
Total assets	$16,125	$13,881
Less: Excess cash[6]	(1,171)	(1,153)
Add: Capitalized operating lease assets[7]	-	2,268
Add: Accumulated depreciation and amortization[8]	6,852	6,518
Less: Adjusted current liabilities[9]	(7,942)	(8,028)
Average invested operating assets	$13,864	$13,486

Non-GAAP ROI	21.8%	22.4%
(1)

Income statement accounts represent the activity for the trailing 12 months ended as of each of the balance sheet dates. Balance sheet accounts represent the average account balances for the trailing 12 months ended as of each of the balance sheet dates.

(2)

Non-GAAP operating income adjustments include continuing operations adjustments for intangible asset amortization, acquisition-related transaction costs and restructuring charges. Additional details regarding these adjustments are included in the Reconciliation of Non-GAAP Financial Measures schedule within the company's quarterly earnings releases.

(3)

Operating lease interest represents the add-back to operating income to approximate the total interest expense that the company would incur if its operating leases were owned and financed by debt. For periods prior to FY20, the add-back is approximated by using a multiple of 15% of total rent expense. For periods beginning on or after FY20, the add-back is approximated by multiplying average operating lease assets by 4%, which approximates the interest rate on the company’s operating lease liabilities.

(4)

Income taxes are approximated by using a blended statutory rate at the Enterprise level based on statutory rates from the countries in which the company does business, which primarily consists of the U.S. with a statutory rate of 24.5% for the periods presented.

(5)

Operating lease amortization represents operating lease cost less operating lease interest. Operating lease cost includes short-term leases, which are immaterial, and excludes variable lease costs as these costs are not included in the operating lease asset balance.

(6)

Excess cash represents the amount of cash, cash equivalents and short-term investments greater than $1 billion, which approximates the amount of cash the company believes is necessary to run the business and may fluctuate over time.

(7)

Capitalized operating lease assets represent the estimated net assets that the company would record if the company's operating leases were owned. For periods prior to FY20, the asset is approximated by using a multiple of four times total rent expense. For periods beginning on or after FY20, capitalized operating lease assets are included within Total assets and therefore no adjustment is necessary.

(8)	Accumulated depreciation and amortization represents accumulated depreciation related to property and equipment and accumulated amortization related to definite-lived intangible assets.
(9)	Adjusted current liabilities represent total current liabilities less short-term debt and the current portions of operating lease liabilities and long-term debt.